Exhibit 99.1

MDH ACQUISITION CORP. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on or about March 25, 2021

March 25, 2021

NEW YORK—(BUSINESS WIRE)— MDH Acquisition Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 27,600,000 at a price of $10.00 per unit, including 3,600,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, completed on February 4, 2021 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about March 25, 2021. Any units not separated will continue to trade on The New York Stock Exchange (the “NYSE”) under the symbol “MDH.U”, and each of the shares of Class A common stock and warrants will separately trade on the NYSE under the symbols “MDH” and “MDH.WS,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, email: syndprospectus@stifel.com, or by telephone: (855) 300-7136 or Oppenheimer & Co. Inc. at 85 Broad St., New York, NY 10004.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on February 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MDH Acquisition Corp.

MDH Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement its management team’s background in transportation and logistics, telecommunications, financial services and professional services, and to capitalize on the ability of its management team to identify and acquire a business.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Media Contact:
Kelly Wallace

kelly@mclartydiversified.com

917-991-6308

Investor Contact:

info@mclartydiversified.com